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PROSPECTUS SUPPLEMENT DATED MAY 6, 1999 TO


                       PROSPECTUS DATED DECEMBER 31, 1998




                           FARMLAND INDUSTRIES, INC.


                        DEMAND LOAN CERTIFICATES

                        SUBORDINATED DEBENTURE BONDS
                          Ten-Year, Series   A
                          Ten-Year, Series   B
                          Five-Year, Series  C
                          Five-Year, Series  D
                          Ten-Year Monthly Income, Series   E
                          Ten-Year Monthly Income, Series   F
                          Five-Year Monthly Income, Series  G
                          Five-Year Monthly Income, Series  H




     This Prospectus Supplement to the Prospectus dated December 31, 1998 (the "Prospectus") supplements certain information contained in, and describes certain modifications to, the Prospectus. The Prospectus is amended by the terms of this Prospectus Supplement and the matters addressed herein supersede any contrary statements that may be contained in the Prospectus. Defined terms used herein and not otherwise defined shall have the meanings assigned to them in the Prospectus.

RECENT DEVELOPMENTS - FARMLAND INDUSTRIES, INC. AND CENEX HARVEST STATES COPERATIVES TO PURSUE UNIFICATION

   Farmland Industries, Inc. and Cenex Harvest States Cooperatives announced on May 6, 1999 they will work toward a complete combination of the two agricultural cooperatives.

      A timetable adopted by the two cooperatives calls for completing an extensive study of the feasibility of the unification, developing capital and governance plans, and achieving required government clearance by late 1999, looking forward to a definitive agreement on the terms of a transaction and the execution of documentation after those steps have been completed. Member information meetings would take place in early 2000, followed by a vote to seek the required approval of the memberships of both cooperatives. The cooperatives have tentatively set June 1, 2000, as a goal for completing the transaction.

          This Prospectus Supplement contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those projected, including the risk that the two cooperatives cannot reach a definitive agreement and the risk that the required membership approval will not be obtained.